EXHIBIT 99.4

         News Media Contact:                     Investor Contact:
         Robert L. Guenther                      Thomas R. Rice
         (203) 240-1267                           (203) 728-4872

                              FOR IMMEDIATE RELEASE

               SHAWMUT ISSUES $250 MILLION IN MEDIUM-TERM BANK NOTES

         HARTFORD, Conn., and BOSTON, Mass., April 7, 1994 -  Shawmut

         National Corporation (NYSE:  SNC) said that Shawmut Bank

         Connecticut, N.A., one of its principal operating subsidiaries,

         issued $250 million in medium-term bank notes under an existing $2 billion bank note program for its two principal banking

         subsidiaries.



         The two-year notes issued today carry a floating rate based on the three-month London Inter-Bank Offered Rate and are not callable until after the first year.  The issue is rated A2 by Moody's

         Investors Service Inc. and BBB-plus by Standard & Poor's Corp.

         The proceeds will be used for general corporate purposes.  The issue is being offered and sold only to institutional investors.



         Last week, Shawmut Bank Connecticut, N.A., issued $100 million in one-year floating rate notes as part of the same bank note proqram.



         The selling agents for the bank notes were Lehman Brothers;

         Goldman, Sachs & Co.; Kidder, Peabody & Co.; J.P. Morgan

         Securities Inc.; Morgan Stanley & Co.; and Smith Barney Shearson

         Inc.


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